Exhibit 99.1

[LOGO] CONSTELLATION
News Release
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CONSTELLATION QUESTIONS VINCOR BOARD’S REJECTION OF $31 PER SHARE CASH OFFER

FAIRPORT, N.Y., Nov. 4, 2005 -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today questioned the recommendation made by the Board of Directors of Vincor International Inc. (TSX: VN) that shareholders reject Constellation’s $31 per share cash offer.

“Vincor shareholders have every right to be disappointed with the action - or inaction - of their Board of Directors,” said Richard Sands, Constellation Brands’ chairman. “It has been almost two months since we approached Vincor with a proposal and more than a month since we announced we were prepared to pay $31 (Canadian) per share in cash. In all that time, the Vincor Board has failed to demonstrate concrete steps to deliver maximum value to its shareholders.”

“Vincor’s Board remains entrenched in the position it took even before we announced our $31 per share cash offer. Its reasons were flawed then and are flawed now, yet Vincor’s Board continues to reject the only existing value-enhancing alternative for its shareholders,” Sands continued. “The Vincor Board’s response to Constellation is not based on performance but only on their expectations, their plans and prospects that only they can see.”

Vincor’s shareholders should be asking their Board and management these questions:

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Where would Vincor shares be trading in the absence of the Constellation offer? Prior to the announcement of the Constellation proposal, Vincor shares were trading in the low $20s and heading lower. Its recent financial performance, including declining operating income, continues a long trend of being below market expectations.

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Why does Vincor continue to underperform? Constellation agrees with Vincor’s admission, in announcing its most recent results, that Vincor’s profitability is not acceptable. The contribution of Vincor’s smaller-scale international operations continues to be weak and sales in its core Canadian market grew by only six percent.

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Has the Board found anyone willing to pay more for Vincor than Constellation’s offer? Constellation’s offer of $31 per share in cash, which offers full and fair value as well as the certainty of cash and an established closing date, remains the best and only alternative available to Vincor’s shareholders.

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Why has Vincor’s Board excluded Constellation from its so-called value maximizing process -- especially after admitting that Constellation is the best bidder for Vincor’s assets? Vincor’s Board has claimed to be pursuing alternatives to maximize shareholder value but has continuously refused to provide information to Constellation that could achieve that goal.

“The question Vincor shareholders should ask themselves is simply whether they choose to benefit from Constellation’s immediate all-cash offer or accept the continued risk and uncertainty of the Board’s promises,” Sands said. “Throughout this process, Constellation has been clear, fair and accessible -- in stark contrast to Vincor. We believe that the entrenched position of Vincor’s Board and management threatens their suppliers, customers, business partners, employees, and most especially, Vincor’s shareholders.”

As previously announced, Constellation commenced its cash takeover bid on Thursday, October 20, 2005, and the offer expires at 5:00 p.m. Toronto time on Monday, November 28, 2005, unless extended. Constellation’s offer is not conditional on financing or the completion of due diligence but contains certain customary conditions, including the valid tender, and non-withdrawal, of at least 66-2/3% of Vincor’s common shares and receipt of required regulatory consents and approvals.

Further information is available for Vincor shareholders by contacting the information agent for the offer, Innisfree M&A Incorporated toll-free at 1-877-825-8772 (English speakers) or 1-877-825-8777 (French speakers). (Banks and brokers may call collect at 212-750-5833).

About Constellation

Constellation Brands, Inc. is a leading international producer and marketer of beverage

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alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation's portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann's, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi's, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi and Robert Mondavi Winery brands.  For additional information about Constellation Brands, as well as its product portfolio, visit the company's Web site at www.cbrands.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby. For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.

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